QUEST RESOURCE HOLDING CORPORATION

DEFERRED stock unit AGREEMENT

FOR

[Insert name of Recipient]

1.                  Award of Deferred Stock Units.

Quest Resource Holding Corporation, a Nevada corporation (the “Company”), hereby grants, as of _____________ (the “Date of Grant”), to ______________ (the “Recipient”), the right to receive, at the times specified in Section 2 hereof, shares of the Company’s common stock, par value $0.001 per share (collectively the “DSUs”) equal to the deferred portion of the Recipient’s annual retainer for serving as a member of the Company’s Board of Directors, equal to $_______ (the “Retainer”). The DSUs shall be subject to the terms, provisions and restrictions set forth in this Agreement and the Company’s 2024 Incentive Compensation Plan (as may be amended from time to time, the “Plan”) and the Election Form, which are incorporated herein for all purposes. As a condition to entering into this Agreement, and to the issuance of any Shares (or any other securities of the Company pursuant thereto), the Recipient agrees to be bound by all of the terms and conditions herein and in the Plan. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributable thereto in the Plan.

2.                  Vesting of DSUs.

(a)               General Vesting.

On the last day of each calendar month (each, a “Monthly Vesting Date”), the Recipient’s account at the Company’s designated broker shall be credited with the applicable number of DSUs for the monthly portion of the Retainer (equal to the Retainer divided by 12, or $________), provided that the Continuous Service of the Recipient continues through and on the applicable Monthly Vesting Date. The number of DSUs that shall vest on a Monthly Vesting Date shall be equal to the monthly portion of the Retainer divided by the closing price of the Company’s common stock on such Monthly Vesting Date, with all such DSUs becoming fully vested on such Monthly Vesting Date. There shall be no proportionate or partial vesting of DSUs in or during the months, days or periods prior to each Monthly Vesting Date. Any fractional shares will be rounded down to the nearest whole number.

(b)               Definitions.

For purposes of this Agreement, the following terms shall have the meanings indicated:

(i)                 “Delivery Date” means the date selected by the Committee that is within 30 days following the Recipient’s Separation from Service for any reason.

(ii)              “Non-Vested DSUs” means any portion of the DSUs subject to this Agreement that have not become vested pursuant to Section 2(a).

(iii)            “Separation from Service” means the voluntary or involuntary separation from service with the Recipient, determined in a manner consistent with Section 409A of the Code and the Treasury Regulations thereunder.

(iv)             “Vested DSUs” means any portion of the DSUs subject to this Agreement that are and have become vested on a Monthly Vesting Date pursuant to Section 2(a).

3.                  Forfeiture of Non-Vested Shares.

If the Recipient’s Continuous Service is terminated for any reason, the Recipient shall not be entitled to the vesting of any Non-Vested DSUs following the date of the Recipient’s Separation from Service. The Compensation Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the termination of the Recipient’s right to receive any remaining Non-Vested DSUs pursuant to this Section 3.

4.                  Settlement of the DSUs.

The Company shall deliver to the Recipient on the Delivery Date the number of shares of the Company’s common stock corresponding to the Vested DSUs (the “Shares”).

5.                  Rights with Respect to DSUs.

(a)       No Rights as Shareholder Until Delivery. Except as otherwise provided in this Section 5, the Recipient shall not have any rights, benefits or entitlements with respect to the Shares corresponding to the DSUs unless and until those Shares are delivered to the Recipient (and thus shall have no voting rights, or rights to receive any dividend declared, before those Shares are so delivered). On or after delivery, the Recipient shall have, with respect to the Shares delivered, all of the rights of a holder of Shares granted pursuant to the articles of incorporation and other governing instruments of the Company, or as otherwise available at law.

(b)       Adjustments to Shares.

If at any time while this Agreement is in effect and before any Shares have been delivered with respect to any DSUs, there shall be any increase or decrease in the number of issued and outstanding Shares of the Company through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of such Shares, then and in that event, the Committee (or Board as applicable) shall make any adjustments it deems fair and appropriate, in view of such change, in the number of Shares subject to the DSUs then subject to this Agreement. If any such adjustment shall result in a fractional Share, such fraction shall be disregarded.

(c)       No Restriction on Certain Transactions.  Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of any outstanding DSUs awarded hereunder, shall not affect in any manner the right, power or authority of the Company or any Designated Subsidiary to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's or any Designated Subsidiary’s capital structure or its business; (ii) any merger, consolidation or similar transaction by or of the Company or any Designated Subsidiary; (iii) any offer, issue or sale by the Company or any Designated Subsidiary of any capital stock of the Company or any Designated Subsidiary, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the Shares represented by the DSUs and/or that would include, have or possess other rights, benefits and/or preferences superior to those that such Shares includes, has or possesses, or any warrants, options or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company or any Designated Subsidiary; (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company or any Designated Subsidiary; or (vi) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).

(d)       Dividend Equivalents. During the term of this Agreement, the Recipient shall have the right to receive distributions (the “Dividend Equivalents”) from the Company equal to any dividends or other distributions that would have been distributed to the Recipient if each of the Shares subject to the DSUs instead was an issued and outstanding Share owned by the Recipient. The Dividend Equivalents, reduced by any applicable withholding taxes, shall be paid at the same time, in the same form and in the same manner as dividends or other distributions are paid to the holders of Shares; provided, however, that if the dividend declared is a dividend of Shares, then any Dividend Equivalents payable in Shares with respect to the DSUs shall have the same status, and shall be subject to the same terms and conditions (including without limitation the vesting and forfeiture provisions), under this Agreement as the DSUs to which they relate, and shall be distributed on the same Delivery Date(s) as the DSUs to which they relate, and if the dividend declared is a dividend of cash, then the Recipient shall be granted the right to receive a number of Shares equal (i) to the number of DSUs held by the Recipient pursuant to this Agreement as of the dividend payment date, (ii) multiplied by the amount of the cash dividend per Share, and (ii) dividing the product so determined by the Fair Market Value of a Share on the dividend payment date, which Award shall have the same status, and shall be subject to the same terms and conditions (including without limitation the vesting and forfeiture provisions), under this Agreement as the DSUs to which they relate, and shall be distributed on the same Delivery Date(s) as the DSUs to which they relate. Each Dividend Equivalent shall be treated as a separate payment for purposes of Section 409A of the Code.

6.                  Transferability.

The DSUs are not transferable unless and until the Shares have been delivered to the Recipient in settlement of the DSUs in accordance with this Agreement, otherwise than by will or under the applicable laws of descent and distribution. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient. Except as otherwise permitted pursuant to the first sentence of this Section, any attempt to effect a Transfer of any DSUs prior to the date on which the Shares have been delivered to the Recipient in settlement of the DSUs shall be void ab initio. For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

7.                  Tax Matters.

(a)       Form 1099. The Company shall send the Recipient a Form 1099 upon delivery of the Shares following the Recipient’s Separation from Service.

(b)       Withholding. As a condition to the Company’s obligations with respect to the DSUs (including, without limitation, any obligation to deliver any Shares) hereunder, the Recipient shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local taxes of any kind required to be withheld with respect to the delivery of Shares corresponding to such DSUs. Notwithstanding anything to the contrary contained herein, the Recipient acknowledges and agrees that the Company will satisfy any withholding obligations by withholding Shares that would otherwise be delivered to the Recipient under this Agreement, unless otherwise notified by the Recipient in writing.

(c)       Satisfaction of Withholding Requirements. In the event the withholding obligations are not satisfied by withholding Shares that would otherwise be delivered to the Recipient under this Agreement in accordance with Section 7(b), the Recipient may satisfy the withholding requirements with respect to the DSUs pursuant to any one or combination of the following methods:

(i)       payment in cash; or

(ii)       if and to the extent permitted by the Committee, payment by surrendering unrestricted previously held Shares which have a value equal to the required withholding amount. The Recipient may surrender Shares either by attestation or by delivery of a certificate or certificates for Shares duly endorsed for transfer to the Company, and if required with medallion level signature guarantee by a member firm of a national stock exchange, by a national or state bank (or guaranteed or notarized in such other manner as the Committee may require).

(d)       Recipient’s Responsibilities for Tax Consequences. The tax consequences to the Recipient (including without limitation federal, state, local and foreign income tax consequences) with respect to the DSUs (including without limitation the grant, vesting and/or delivery thereof) are the sole responsibility of the Recipient. The Recipient shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters and the Recipient’s filing, withholding and payment (or tax liability) obligations.

8.                  Amendment, Modification & Assignment.

This Agreement may only be modified or amended in a writing signed by the parties hereto. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement. Unless otherwise consented to in writing by the Company, in its sole discretion, this Agreement (and Recipient’s rights hereunder) may not be assigned, and the obligations of Recipient hereunder may not be delegated, in whole or in part. The rights and obligations created hereunder shall be binding on the Recipient and his heirs and legal representatives and on the successors and assigns of the Company.

9.                  Complete Agreement.

This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

10.              Miscellaneous.

(a)               No Right to (Continued) Service.

This Agreement and the grant of DSUs hereunder shall not confer, or be construed to confer, upon the Recipient any right to employment or Director service, or continued Director service, with the Company or any Designated Subsidiary.

(b)               No Limit on Other Compensation Arrangements.

Nothing contained in this Agreement shall preclude the Company or any Designated Subsidiary from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c)               Severability.

If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of DSUs hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

(d)               No Trust or Fund Created.

Neither this Agreement nor the grant of DSUs hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Designated Subsidiary and the Recipient or any other person. To the extent that the Recipient or any other person acquires a right to receive payments from the Company or any Designated Subsidiary pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e)               Law Governing.

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada (without reference to the conflict of laws rules or principles thereof).

(f)                Interpretation.

The Recipient accepts this award of DSUs subject to all of the terms, provisions and restrictions of this Agreement and the Plan. The undersigned Recipient hereby accepts as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under this Agreement or the Plan.

(g)               Headings.

Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(h)               Notices.

Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at

Quest Resource Holding Corporation

3184 Plano Parkway

The Colony, Texas 75056

or if the Company should move its principal office, to such principal office, and, in the case of the Recipient, to the Recipient’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

(i)                 Compliance with Section 409A.

(i)                 General. It is the intention of both the Company and the Recipient that the benefits and rights to which the Recipient could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

(ii)               No Representations as to Section 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Recipient that the DSUs awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Recipient or any Beneficiary for any tax, additional tax, interest or penalties that the Recipient or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

(iii)            No Acceleration of Payments. Neither the Company nor the Recipient, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(iv)             Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Recipient is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(j)                 Non-Waiver of Breach.

The waiver by any party hereto of the other party's prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(k)               Counterparts.

This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the date first written above.

QUEST RESOURCE HOLDING CORPORATION

By:
Name:
Title:

Agreed and Accepted:

RECIPIENT:

By:
[Insert name of Recipient]